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                                                                     Exhibit 5.1

                          [MCMILLAN BINCH LETTERHEAD]



January 6, 1999

IT Staffing Ltd.
55 University Avenue
Toronto, Ontario
M5J 2H7


Dear Sirs/Mesdames:

     RE:  REGISTRATION STATEMENT ON FORM SB-2 - REGISTRATION NO. 333-63909

        We act as Canadian counsel to IT Staffing Ltd., a corporation formed under the laws of the Province of Ontario (the "Company"), in connection with the registration of certain securities of the Company under the United States Securities Act of 1933, as amended (the "Securities Act"). In that regard, we have reviewed the Registration Statement on Form SB-2 as filed under the Securities Act by the Company with the Securities and Exchange Commission (the "Commission") on September 21, 1998 (the "Registration Statement"). The Registration Statement has been filed for the purpose of registering the proposed offering of (i) 1,150,000 common shares, no par value, of the Company (the "Common Stock") offered for sale by the Company, inclusive of securities issuable on exercise of the over-allotment option described in the Registration Statement; (ii) warrants exercisable for 100,000 shares of Common Stock, issuable to the representative of the underwriters who will participate in the proposed offering (the "Representative=s Warrant"); and
(iii) 100,000 shares of Common Stock reserved for issuance upon exercise of the Representative=s Warrant.

        In rendering this opinion, we have examined originals or copies certified or otherwise identified to our satisfaction as being true copies of the Registration Statement, the Articles of Incorporation of the Company, as amended, the By-laws of the Company, resolutions of the Company=s sole director and such other documents as we have deemed relevant and necessary as a basis for this opinion. In such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic, original documents of all documents submitted to us as copies.

        In expressing the opinion in paragraph 1 below, we have relied solely upon a Certificate of Status dated January 6, 1999 issued by the Ministry of Consumer and Commercial Relations of the Province of Ontario.

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IT Staffing Ltd.
January 6, 1999 Page 2


        We are qualified to practice law in the Province of Ontario. The following opinions are limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein, and we express no opinion as to the laws of any other jurisdiction.

        Based upon and subject to the foregoing, we are of the opinion that:

        1. The Company is a corporation validly existing under the laws of the Province of Ontario with corporate power to conduct its business as described in the Registration Statement.

        2. The Common Stock, the Representative=s Warrant and the Common Stock issuable upon exercise of the Representative=s Warrant have been duly and validly authorized for issuance by the Company and, when the Shares of Common Stock are issued, paid for and delivered by the Company in the manner set forth in the Registration Statement, will be fully paid and non-assessable.

        3. Under the laws of the Province of Ontario, shareholders of the Company are not personally liable for debts of the Company solely by reason of their ownership of the Common Stock.

        4. The attributes of the Common Stock conform to the description contained in the section "Description of Securities" in the prospectus forming a part of the Registration Statement.

        We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to McMillan Binch in the prospectus forming a part of the Registration Statement under the heading "Legal Matters".

                                    Yours very truly,

                                    McMILLAN BINCH